SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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Filed by a party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒Definitive Additional Materials

☐ Soliciting Material Under Rule 14(a)(12)

cbdMD, Inc.
(Name of Registrant as Specified in Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT SUPPLEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 16, 2023

This proxy supplement dated January 12, 2023 (this “Supplement”), supplements the definitive proxy statement (the “Proxy Statement”) filed by cbdMD, Inc. (the “Company”) with the Securities and Exchange Commission on January 4, 2023 and made available to the Company’s stockholders in connection with the solicitation of proxies of by the Board of Directors of the Company for the annual meeting of stockholders (“Annual Meeting”) to be held on February 16, 2023 at 1:00 p.m. EST. This Supplement is being filed with the SEC and made available to stockholders on or about January 12, 2023. Each stockholder of record as the close of business on December 28, 2022 is entitled to receive notice of, attend and vote at the Annual Meeting.

The purpose of this Supplement is to correct an error in the “After Each Reverse Split Ratio” table included at page 11 of the Proxy Statement. The table inadvertently included the Company’s authorized Common Stock as 250,000,000 shares. The Company’s actual authorized Common Stock is 150,000,000 shares. The corrected table is set forth below.

	Current	1:20	1:50
Common Stock Authorized(1)	150,000,000	150,000,000	150,000,000
Common Stock Issued and Outstanding	60,682,262	3,034,114	1,213,646
Number of Shares of Common Stock Reserved for Issuance(2)	11,314,083	565,705	226,282
Number of Shares of Common Stock Authorized but Unissued and Unreserved	78,003,655	146,400,181	148,560,072
Price per share, based on the closing price of our Common Stock on December 19, 2022	$0.28	$5.60	$14.00

Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged.